Exhibit 99.01

Press Release www.shire.com

Director’s Share Dealings

May 3, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG) announces that, following the appointment of Flemming Ornskov, MD, to the Board of Shire plc as Chief Executive Officer Designate on January 2, 2013 and in accordance with the terms of his employment agreement, on May 2, 2013 Dr. Ornskov was conditionally granted 15,286 deferred American Depository Shares (“ADSs”) and a replacement equity award under the Shire Portfolio Share Plan over 29,805 ADSs.

The deferred ADSs represent approximately 75% of the replacement payment paid to Dr. Ornskov as compensation for the sign-on bonus and annual bonus he forfeited in connection with the termination of his prior employment. These ADSs will be released on February 28, 2015, the second anniversary of the originally planned date of grant of February 28, 2013, subject to Dr. Ornskov’s continued employment at the date of vesting.

Dr. Ornskov’s replacement equity award comprises Stock Appreciation Rights (“SARs”) over 18,984 ADSs at an exercise price of $91.59 per ADS and Performance Share Awards (“PSAs”) over 10,821 ADSs. The SARs and PSAs will normally vest on the third anniversary of the date of grant, subject to performance targets being satisfied. No consideration was paid for the grant of SARs and PSAs.

Following this transaction, Dr. Ornskov holds awards of SARs, PSAs and deferred shares over 124,893 ADSs. One ADS is equal to three Shire ordinary shares of 5 pence each.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

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